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                                                                      EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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
                                                               Nine Months Ended     Three Months Ended
                                                                 September 30,          September 30,
                                                                1999       1998       1999        1998
                                                            ---------------------------------------------
INCOME
Net income                                                    1,790,677   2,109,447  $ 610,314  $ 702,110
Less: preferred stock dividend requirements                   1,350,675   1,351,222    450,225    450,225
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Net income applicable to common stock                           440,001     758,225    160,089    251,885


SHARES
Weighted average number of common shares
outstanding                                                      22,077      22,077     22,077     22,077


NET INCOME PER SHARE                                         $    19.93  $    34.34  $    7.25 $    11.41
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